Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161750

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED OCTOBER 6, 2009)

580,032 Shares

Common Stock

The shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “STAN.” The last reported sale price of our common stock on March 18, 2010 was $16.47 per share.

Investing in our common stock involves risks.  See “Risk Factors” on page S-3 of this prospectus supplement.

The underwriter has agreed to purchase the shares from the selling stockholders at a price of $15.81 per share, which will result in net proceeds to the selling stockholders, after deducting estimated expenses related to this offering, of approximately $8.9 million. The underwriter proposes to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

Delivery of the shares will be made on or about March 24, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is March 18, 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell shares of our common stock in one or more offerings. In this prospectus supplement we provide you with specific information about the terms of this offering and certain other information.

To the extent there is a conflict between the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, you should rely on the information in this prospectus supplement, the accompanying prospectus or free writing prospectus, as the case may be. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement. You should not assume that the information in this prospectus supplement, including any information incorporated in this prospectus supplement by reference, the accompanying prospectus or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus supplement and the accompanying prospectus form a part, includes additional information not contained in this prospectus supplement or the accompanying prospectus. You should read this prospectus supplement, the registration statement and the accompanying prospectus together with the documents incorporated by reference into this prospectus supplement before buying any shares of our common stock in this offering.

In this prospectus supplement, unless indicated otherwise: (1) “Standard Parking,” the “company,” “we,” “us” and “our” refer to Standard Parking Corporation; and (2) “selling stockholders” refers to GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd. and GSO Capital Opportunities Fund LP.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus supplement and the accompanying prospectus, including information we incorporate by reference, that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions in this prospectus supplement and the accompanying prospectus, including information we incorporate by reference, to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ

S-i

materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	the weak economy and recent turmoil in the credit markets and financial services industry, including its impact on our results and our ability to give accurate guidance;

•	changes in general economic and business conditions or demographic trends;

•	the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables;

•	availability, terms and deployment of capital;

•	the loss, or renewal on less favorable terms, of management contracts and leases;

•	our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses;

•	adverse litigation judgments or settlements resulting from legal or other proceedings in which we may be involved;

•	seasonal trends, particularly in the first quarter of each year;

•	the impact of public and private regulations;

•	our ability to form and maintain relationships with large real estate owners, managers and developers;

•	integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes, efficiently integrating facilities, marketing and operations, deriving the expected acquisition synergies or budgeting the actual costs or benefits of acquisitions;

•	the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts;

•	extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters;

•	changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use;

•	the loss of key employees;

•	development of new, competitive parking-related services; and

•	the other factors discussed under “Risk Factors” in this Prospectus Supplement; “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discussed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010 and incorporated by reference herein; and elsewhere in this prospectus supplement.

All of our forward-looking statements should be considered in light of these factors. All of our forward-looking statements speak only as of the date they were made, and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read this entire prospectus supplement and accompanying prospectus, the “Risk Factors” section starting on page S-3 and the documents incorporated by reference, including our financial statements and notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

Our Company

We are one of the largest and most diversified providers of outsourced parking facility management services in the United States and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, which consist of training, scheduling and supervising all service personnel as well as providing customer service, marketing, maintenance and accounting and revenue control functions necessary to facilitate the operation of our clients’ parking facilities. We also provide a range of ancillary services such as airport shuttle operations, taxi and livery dispatch services and municipal meter revenue collection and enforcement services. We strive to be the #1 or #2 provider in each of the core markets in which we operate. As a given geographic market achieves a threshold operational size, we typically will establish a local office in order to promote increased operating efficiency. We rely on both organic growth and acquisitions to increase our client base and leverage our fixed corporate and administrative costs within each major metropolitan area. Our clients choose to outsource with us in order to attract, service and retain customers, gain access to the breadth and depth of our service and process expertise, leverage our significant technology capabilities and enhance their parking facility revenue, profitability and cash flow. As of December 31, 2009, we managed approximately 2,100 parking facility locations containing over one million parking spaces in approximately 335 cities, operated 145 parking-related service centers serving 63 airports, operated a fleet of approximately 405 shuttle buses and employed a professional staff of approximately 12,000 people. For the year ended December 31, 2009, we reported total revenue of $695.5 million (including reimbursement of management contract expense of $401.7 million), total gross profit of $78.8 million and earnings per share, or EPS, of $0.90, as compared to total revenue of $700.8 million (including reimbursement of management contract expense of $400.6 million), total gross profit of $90.8 million and EPS of $1.07 for the year ended December 31, 2008.

The Offering

Common stock being offered by the selling stockholders	580,032 shares

Common stock outstanding immediately before and after this offering	15,410,428 shares

Selling stockholders	• GSO Special Situations Fund LP;

• GSO Special Situations Overseas Master Fund Ltd.; and

• GSO Capital Opportunities Fund LP.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

NASDAQ Global Select Market symbol	STAN

Risk factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Unless we indicate otherwise, all information in this prospectus supplement is based on 15,410,428 shares outstanding as of March 12, 2010 and excludes:

•	526,007 shares of common stock issuable upon the exercise of options outstanding at a weighted- average exercise price of $5.02 and a weighted-average remaining contractual life of 2.9 years, of which all options to purchase shares were exercisable as of March 12, 2010;

•	755,000 restricted stock units outstanding; and

•	113,558 additional shares of common stock reserved for issuance pursuant to our equity incentive and stock option plans.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

Risk Factors

You should carefully consider the information contained in the “Risk Factors” section of this prospectus supplement beginning on page S-3 before you decide to purchase shares of our common stock.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below and in the accompanying prospectus, together with the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as well as all other information contained in or incorporated by reference into this prospectus supplement, before purchasing our common stock. Some of these risks relate principally to our business and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our common stock. Additional risks and uncertainties not presently known to us, or risks that we currently consider immaterial, may also impair our operations or results. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could materially suffer. In that case, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to this Offering and Our Common Stock

Provisions of our second amended and restated certificate of incorporation, as amended, and fourth amended and restated by-laws and in Delaware corporate law may prevent or discourage an acquisition of our company that would benefit our stockholders.

Provisions in our second amended and restated certificate of incorporation, as amended, and fourth amended and restated by-laws and in Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. For example, our second amended and restated certificate of incorporation, as amended, and fourth amended and restated by-laws provide for the inability of stockholders to call special meetings, to increase the size of the board of directors, requires stockholders to give advance notice for director nominations and authorizes the issuance of common stock without stockholder approval. In addition, as a Delaware corporation, we are subject to certain Delaware anti-takeover provisions, including the application of Section 203 of the Delaware General Corporation Law, the DGCL, which generally restricts our ability to engage in a business combination with any holder of 15% or more of our capital stock. Our board of directors could rely on provisions in our second amended and restated certificate of incorporation, as amended, and fourth amended and restated by-laws and in Delaware law to delay, deter or prevent a change of control of our company, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable and through which some or all of our stockholders may obtain a premium for their shares.

If securities analysts do not publish research or reports about our business or if they downgrade their evaluations of our stock or estimates of our earnings, the price of our stock could decline.

The trading market for our common stock depends in part on the research, reports, expectations or other evaluations that industry or financial analysts publish about us or our business. If one or more of the analysts covering us downgrade their estimates or evaluations of our stock or our earnings, or if we fail to meet such expectations, the price of our stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

The market price of our common stock may be particularly volatile, and our stockholders may be unable to resell their shares at a profit.

The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. In the 52 weeks prior to the date of this prospectus supplement, the closing prices of our common stock have ranged from a low of $13.66 to a high of $18.09. The price of our common stock that will prevail in the market may be higher or lower than the price you pay in this offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	the weak economy and turmoil in the credit markets and financial services industry, including their impact on our results and our ability to give accurate guidance;

•	changes in general economic and business conditions or demographic trends;

•	the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables;

•	availability, terms and deployment of capital;

•	the loss, or renewal on less favorable terms, of management contracts and leases;

•	our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses;

•	adverse litigation judgments or settlements from legal or other proceedings in which we may be involved; and

•	seasonal trends, particularly in the first quarter of each year;

•	the impact of public and private regulations;

•	our ability to form and maintain relationships with large real estate owners, managers and developers;

•	integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes, efficiently integrating facilities, marketing and operations, deriving the expected acquisition synergies or budgeting the actual costs or benefits of acquisitions;

•	the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts;

•	extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters;

•	changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use;

•	the loss of key employees; and

•	development of new, competitive parking-related services.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business.

The sale of a substantial number of our shares of common stock in the public market could reduce the market price of our shares, which in turn could negatively impact your investment in us.

Future sales of a substantial number of shares of our common stock in the public market (or the perception that such sales may occur) could reduce our stock price and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have 15,410,428 shares of our common stock issued and outstanding. All of the shares that are being sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates.

In addition, subject to certain exceptions and extensions described under the heading “Underwriting” in this prospectus supplement, we have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock for a period of 90 days from the date of this prospectus supplement. When this period expires, we will be able to sell our shares in the public market. Sales of a substantial number of such shares upon expiration, or early release, of the lock-up (or the perception that such sales may occur) could cause our share price to fall. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

We may also issue shares of our common stock from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may grant registration rights covering those shares in connection with any such acquisitions and investments.

In the future, we may sell additional shares of our common stock to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sales of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. By the terms of our senior credit facility, we are restricted from paying cash dividends on our common stock while such facility is in effect. Accordingly, we intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

As a new investor, you will experience immediate and substantial dilution.

The public offering price of the common stock being sold in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds, on a per share basis, the value of our tangible assets after subtracting liabilities. Investors will suffer additional dilution to the extent outstanding stock options are exercised and to the extent we issue any stock or options to our employees under our stock plan.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling stockholders of shares of common stock in this offering.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NASDAQ Global Select Market under the symbol “STAN.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the NASDAQ Global Select Market and its predecessor, adjusted for the effect of the 2-for-1 stock split declared in December 2007.

	Sales Price		Cash Dividends
	High	Low	Declared

Fiscal Year Ended December 31, 2008
Fiscal Quarter Ended March 31, 2008	$24.82	$17.06	—
Fiscal Quarter Ended June 30, 2008	$22.61	$17.58	—
Fiscal Quarter Ended September 30, 2008	$24.90	$17.78	—
Fiscal Quarter Ended December 31, 2008	$22.25	$14.50	—
Fiscal Year Ended December 31, 2009
Fiscal Quarter Ended March 31, 2009	$20.54	$14.24	—
Fiscal Quarter Ended June 30, 2009	$17.27	$13.66	—
Fiscal Quarter Ended September 30, 2009	$18.07	$15.30	—
Fiscal Quarter Ended December 31, 2009	$18.00	$15.08	—
Fiscal Year Ended December 31, 2010
Fiscal Quarter Ended March 31, 2010 (through March 18)	$17.56	$16.01	—

The last reported sale price of our common stock on the NASDAQ Global Select Market on March 18, 2010 was $16.47 per share.

As of March 12, 2010, there were approximately 3,746 holders of our common stock, based on the number of record holders of our common stock and an estimate of the number of individual participants represented by security position listings.

We did not pay a cash dividend in respect of our common stock in 2009, 2008 or 2007. By the terms of our senior credit facility, we are restricted from paying cash dividends on our capital stock while such facility is in effect.

There are no restrictions on the ability of our wholly owned subsidiaries to pay cash dividends to us.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders immediately prior to the date of this prospectus supplement and the number of shares of common stock that each of the selling stockholders may offer and sell pursuant to this prospectus supplement, and the number of shares of common stock and the percentage of the class of common stock to be beneficially owned by the selling stockholders after completion of this offering.

The selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor have they had any position, office or material relationship with us or any of our affiliates within the past three years, except for those disclosed in this prospectus supplement or the accompanying prospectus. The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership prior to the offering indicated in the following table is based on their outstanding shares of common stock as of March 12, 2010. The percentages of ownership indicated in the following table are based on 15,410,428 shares of common stock outstanding on March 12, 2010.

Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially
	Owned			Shares Beneficially	Percent of Shares
	Before the Offering		Number of Shares	Owned	Owned
Name	Number	Percent	Being Offered	After the Offering	After the Offering

GSO Special Situations Fund LP(1)	251,851	1.6%	251,851	—	0%
GSO Special Situations Overseas Master Fund Ltd.(1)	187,765	1.2%	187,765	—	0%
GSO Capital Opportunities Fund LP(1)	140,416	0.9%	140,416	—	0%

(1)	GSO Capital Partners LP is the investment manager of each of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd. and GSO Capital Opportunities Fund LP (collectively, the “GSO Funds”), and in that respect holds discretionary investment authority for each of them, and, accordingly, may be deemed to be the beneficial owner of the shares held by the GSO Funds. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP, and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared investment control with respect to the shares held by the GSO Funds, and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Each of the above, other than the GSO Funds, disclaims beneficial ownership of the shares held by each of the GSO Funds (the “GSO Parties”), except to the extent of such party’s pecuniary interest therein. Each of the GSO Funds is affiliated with a registered broker-dealer.

Timothy J. White, one of our directors, is a Senior Managing Director and Co-Head of Mezzanine Investing and Head of Private Equity Investing for GSO Capital Partners LP, an affiliate of the GSO Funds that are selling stockholders.

Each selling stockholder that is an affiliate of a broker-dealer has informed us that it acquired the shares being registered for resale in the ordinary course of business and at the time of such acquisition, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

Pursuant to a letter agreement between the selling stockholders, GSO Capital Partners LP, Steamboat Industries LLC, our former controlling stockholder, and John V. Holten, a member of our board of directors and managing member of Steamboat Industries LLC, the selling stockholders are obligated to pay to Steamboat Industries LLC an amount equal to any cash proceeds that the selling stockholders receive upon disposition of the shares acquired from Steamboat Industries LLC that are in excess of an agreed-upon threshold.

U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

This section describes the material U.S. federal income and estate tax consequences to you of the ownership and disposition of shares of our common stock if you are a non-U.S. holder. When we refer to a non-U.S. holder, we mean a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a “U.S. person.” A “U.S. person” is any of the following:

•	a citizen or resident of the United States;

•	a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that is subject to the primary supervision of a U.S. court and to the control of one or more U.S. persons, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including for this purpose any other entity, either organized within or without the United States, treated as a partnership for U.S. federal income tax purposes) holds the shares, the tax treatment of a partner as a beneficial owner of the shares generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships also generally are subject to special U.S. tax documentation requirements.

Special rules may apply to certain non-U.S. holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the federal tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No ruling has been or will be sought from the Internal Revenue Service with respect to the matters discussed below, and there can be no assurance that the Internal Revenue Service will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any remaining excess will be treated as capital gain.

Except as described below, dividends paid to you are subject to withholding of U.S. federal income tax at a 30.0% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30.0% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments. If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the U.S. Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we generally are not required to withhold tax from the dividends, provided that you have furnished to us a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to this exemption from withholding. In lieu of withholding, such dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30.0% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common stock unless:

•	you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

•	such gain is effectively connected with your conduct of a trade or business within the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by you;

•	you are subject to the Code provisions applicable to certain U.S. expatriates; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and our common stock is “regularly traded on an established securities market” and you have held, directly or constructively, more than five percent of our common stock at any time during the five-year period ending on the date of disposition of such shares or such shorter period that you held such shares. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Federal Estate Taxes

If you hold our common stock at the time of death, such stock will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends, together with other information. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established.

If you are a non-U.S. holder, you are generally exempt from backup withholding (currently at a rate of 28%) and information reporting on Internal Revenue Service Form 1099 with respect to dividend payments and the payment of the proceeds from the sale of our common stock effected at a U.S. office of a broker, as long as:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person; and

•	you have (i) furnished to the payor or broker a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a

non-U.S. person, or other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or (ii) otherwise establish an exemption.

Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding.

A sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50.0% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50.0% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the documentation requirements described above are met or you otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the Internal Revenue Service.

YOU SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, AND ANY OTHER U.S. FEDERAL TAX LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 18, 2010, the selling stockholders have agreed to sell to Credit Suisse Securities (USA) LLC, the underwriter, 580,032 shares of common stock.

The underwriter has agreed to purchase the shares from the selling stockholders at a price of $15.81 per share, which will result in net proceeds to the selling stockholders, after deducting estimated expenses related to this offering, of approximately $8.9 million. The underwriter proposes to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased.

We estimate that our total out-of-pocket expenses of this offering, excluding the underwriting discounts and commissions that will be paid by the selling stockholders, will be approximately $300,000, which out-of-pocket expenses will be reimbursed in their entirety by the selling stockholders.

We have agreed that we will not, directly or indirectly, offer, sell, issue, contract to sell, pledge or otherwise dispose of shares of our common stock; offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase shares of our common stock; enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of shares of our common stock; establish or increase a put equivalent position or liquidate or decrease a call equivalent position in shares of our common stock within the meaning of Section 16 of the Exchange Act; or file with the SEC a registration statement under the Securities Act relating to shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions for grants of employee stock options, restricted stock units or other equity based awards pursuant to the terms of a plan or similar arrangement in effect on the date of this prospectus supplement and are awarded in the ordinary course of business or issuances of shares of our common stock pursuant to the exercise of such options, restricted stock units or equity awards. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in each case the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

In connection with the offering, the underwriter may engage in stabilizing transactions or over-allotment transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing shares in the open market.

These stabilizing transactions or over-allotment transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement or prospectus in electronic format may be made available on the web sites maintained by the underwriter, and the underwriter may distribute prospectus supplements or prospectuses electronically. The underwriter allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

European Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), an offer to the public of shares of our common stock which are the subject of the offering described in this prospectus supplement and accompanying prospectus may not be made in that relevant member state, except that an offer to the public in that relevant member state of shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant member state:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive,

provided, that no such offer of shares of our common stock shall result in a requirement for the publication by the company or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of our common stock described in this prospectus supplement and accompanying prospectus located in a relevant member state who receives any communication in respect of, or who acquires any shares of our common stock under, the offer contemplated in this prospectus supplement and accompanying prospectus will be deemed to have represented, warranted and agreed to with each underwriter and the company that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of our common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where shares of our common stock have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of such shares of our common stock to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

This prospectus supplement and accompanying prospectus is only being distributed to, and is only directed at, (a) persons who are outside the United Kingdom or (b) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This prospectus supplement and accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and accompanying prospectus or any of its contents.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us and the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders, will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the share of our common stock offered by this prospectus supplement will be passed upon for us by Reed Smith LLP, Chicago, Illinois. Certain legal matters related to the offering will be passed upon for the underwriter by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

DISCLOSURE OF THE SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our second amended and restated certificate of incorporation, as amended, and fourth amended and restated by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement and the accompanying prospectus form a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file or furnish reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K unless any such reports explicitly state otherwise:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010;

•	our Preliminary Proxy Statement for the 2010 annual meeting of stockholders filed with the SEC on March 15, 2010; and

•	the description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A dated May 25, 2004, including any amendments or reports filed for the purpose of updating the description.

These documents may also be accessed on our website at www.standardparking.com. Except as otherwise specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, information contained in, or accessible through, our web site is not a part of this prospectus supplement and the accompanying prospectus.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Standard Parking Corporation
Attention: Investor Relations
900 N. Michigan Avenue, Suite 1600
Chicago, Illinois 60611-1542
(312) 274-2000

PROSPECTUS

7,581,842 Shares of Common Stock Offered by
the Selling Stockholders

The selling stockholders may elect from time to time to offer and sell up to 7,581,842 shares of our common stock, par value $0.001 per share, in one or more offerings. The selling stockholders may elect to sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may elect to sell the shares of common stock in the section titled “Plan of Distribution” on page 10.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “STAN.” The last reported sale price of our common stock on the NASDAQ Global Select Market on September 22, 2009 was $17.78 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus. You should also review carefully any risk factors included in an applicable prospectus supplement and in the documents incorporated by reference into this prospectus for a discussion of risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, the selling stockholders may elect to sell up to 7,581,842 shares of our common stock in one or more offerings.

This prospectus contains a general description of the shares of our common stock that the selling stockholders may elect to offer. Each time shares of our common stock are offered, the selling stockholders will provide a prospectus supplement that contains specific information about the offering and attach it to this prospectus. The prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you may also add, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell shares of our common stock unless it is accompanied by a prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any free writing prospectus we may authorize to be delivered to you, you should rely on the information in the prospectus supplement or free writing prospectus, as the case may be. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus or an applicable prospectus supplement), the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You should read this prospectus, the registration statement and an applicable prospectus supplement together with the documents incorporated by reference into this prospectus before buying any shares of our common stock in this offering.

You should rely only on the information contained or incorporated by reference in this prospectus and an applicable prospectus supplement or any free writing prospectus prepared by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer of our common stock in any state where the offer is not permitted.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, an applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless indicated otherwise: (1) “Standard Parking,” the “company,” “we,” “us” and “our” refer to Standard Parking Corporation; and (2) “selling stockholders” refers to GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd., GSO Capital Opportunities Fund LP, and CML VII, LLC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus and any accompanying prospectus supplement, including information we incorporate by reference, which are not statements of historical fact, may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions in this prospectus and any accompanying prospectus supplement, including information we incorporate by reference, to identify forward-looking statements. These forward looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	the recession and turmoil in the credit markets and financial services industry;

•	changes in general economic and business conditions or demographic trends;

•	the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables;

•	availability, terms and deployment of capital;

•	potential impact on the market price of our common stock from the sale or offer of a substantial amount of our common stock by our largest stockholders and the ability of our largest stockholders to influence our major corporate decisions;

•	potential for change of control default under our credit agreement if an unaffiliated person obtains a majority of our common stock;

•	the loss, or renewal on less favorable terms, of management contracts and leases;

•	our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses;

•	seasonal trends, particularly in the first quarter of each year;

•	the impact of public and private regulations;

•	our ability to form and maintain relationships with large real estate owners, managers and developers;

•	integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations;

•	the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts;

•	extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters;

•	changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use;

•	the loss of key employees;

•	development of new, competitive parking-related services; and

•	the other factors discussed under “Risk Factors” elsewhere in this prospectus.

All of our forward-looking statements should be considered in light of these factors. All of our forward-looking statements speak only as of the date they were made, and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations.

OUR COMPANY

We are a leading national provider of parking facility management services. We provide on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. We manage approximately 2,200 parking facilities, containing over one million parking spaces in over 330 cities across the United States and Canada. Our diversified client base includes some of the nation’s largest private and public owners, managers and developers of major office buildings, residential properties, commercial properties, shopping centers and other retail properties, sports and special event complexes, hotels, and hospitals and medical centers, including properties such as the MET Life Building in New York, the Four Seasons Hotel in Chicago, Harvard Medical School in Boston, Nationwide Arena in Columbus, Westfield Shoppingtown Century City in Los Angeles, and Greenway Plaza in Houston. As of September 1, 2009, we managed 134 parking-related and shuttle bus operations serving 64 airports, including Chicago O’Hare International Airport, Cleveland Hopkins International Airport and Denver International Airport.

Our headquarters are located at 900 N. Michigan Avenue, Suite 1600, Chicago, Illinois 60611-1542. Our telephone number is (312) 274-2000. Our web site address is www.standardparking.com. Our periodic reports and other information filed with or furnished to the SEC is available free of charge through our web site promptly after those reports and other information are electronically filed with or furnished to the SEC. Information contained on our web site or any other web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site or any other web site to be a part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should review carefully any risk factors included in an applicable prospectus supplement and in the documents incorporated by reference into this prospectus, including the matters discussed under “Risk Factors” in item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as any amendments thereto reflected in subsequent filings with the SEC, and in our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, for a discussion of risks that you should consider before investing in our common stock.

Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our common stock may decline. These are not the only risks facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale, if any, of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders.

The selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor have they had any position, office or material relationship with us or any of our affiliates within the past three years, except for those listed in the footnotes to the following table or otherwise disclosed in this prospectus. The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership prior to the offering is based on their outstanding shares of common stock as of

September 1, 2009. The percentage of ownership indicated in the following table is based on 15,309,089 shares of common stock outstanding on September 1, 2009.

Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

			Maximum
	Shares Beneficially		Number of	Shares Beneficially
	Owned		Shares	Owned
	Before the Offering		Being	After the Offering
Name	Number	Percent	Offered	Number	Percent

GSO Special Situations Fund LP(1)(2)	2,505,409	16.4%	2,505,409	—	—
GSO Special Situations Overseas Master Fund Ltd.(1)(2)	1,707,263	11.2%	1,707,263	—	—
GSO Special Situations Overseas Benefit Plan Fund Ltd.(1)(2)	160,615	1.0%	160,615	—	—
GSO Capital Opportunities Fund LP(1)(2)	1,396,854	9.1%	1,396,854	—	—
CML VII, LLC(2)(3)	1,811,701	11.8%	1,811,701	—	—

(1)	GSO Capital Partners LP is the investment manager of each of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd. and GSO Capital Opportunities Fund LP (collectively, the “GSO Funds”), and in that respect holds discretionary investment authority for each of them, and, accordingly, may be deemed to be the beneficial owner of the shares held by the GSO Funds. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP, and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared investment control with respect to the shares held by the GSO Funds, and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Each of the above, other than the GSO Funds, disclaims beneficial ownership of the shares held by each of the GSO Funds, except to the extent of such party’s pecuniary interest therein. Each of the GSO Funds is affiliated with a registered broker-dealer.

(2)	The GSO Funds, CML VII, LLC and GSO Capital Partners LP entered into a letter agreement regarding the voting and disposition of the shares held by the GSO Funds and CML VII, LLC, dated as of May 15, 2009. As a result, the parties to the letter agreement may be deemed to have acquired beneficial ownership of all the shares of common stock subject to the letter agreement, an aggregate of 7,581,842 shares, as a “group” as defined under the Exchange Act. Each of the GSO Funds and GSO Capital Partners LP is affiliated with a registered broker-dealer. Each of the GSO Funds and CML VII, LLC disclaims any beneficial ownership with respect to shares of common stock held by the other parties to the letter agreement, and GSO Capital Partners LP disclaims any beneficial ownership with respect to the shares of common stock subject to the letter agreement except to the extent of its pecuniary interest therein, as described in the previous footnote. The number of shares of common stock shown for each of the GSO Funds and CML VII, LLC in the table does not include shares that may be deemed to be beneficially owned by such selling stockholders solely as a result of the letter agreement.

(3)	Contrarian Funds, L.L.C. is the sole member of CML VII, LLC. Contrarian Capital Management, L.L.C. is the investment manager of CML VII, LLC. Jon R. Bauer is managing member of Contrarian Capital Management, L.L.C. Contrarian Capital Management, L.L.C. and Jon R. Bauer disclaim beneficial ownership of the reported securities held by CML VII, LLC except to the extent of their pecuniary interest therein.

Timothy J. White, one of our directors, is a Senior Managing Director and Co-Head of Mezzanine Investing and Head of Private Equity Investing for GSO Capital Partners LP, an affiliate of the GSO Funds that are selling stockholders.

Each selling stockholder that is an affiliate of a broker-dealer has informed us that it acquired the shares being registered for resale in the ordinary course of business and at the time of such acquisition, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

Additional information about the selling stockholders will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated by reference. Each prospectus supplement, post-effective amendment and/or filing under the Exchange Act will include the following information:

•	the number of shares of our common stock then held by the selling stockholders;

•	the number of shares of our common stock then being offered by the selling stockholders; and

•	the number of shares (and, if one percent or more, the percentage) of our common stock owned by the selling stockholders after completion of the offering.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our common stock is not complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation, as amended, and third amended and restated by-laws, copies of which are incorporated by reference to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Under our charter, our authorized capital stock consists of 21,300,000 shares of common stock, $0.001 par value per share, and ten shares of preferred stock, $0.001 par value per share.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are not entitled to cumulate voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Our common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are, and all shares of our common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Restrictions on Alienability

Pursuant to a registration rights agreement dated as of June 2, 2004, which the selling stockholders became party to on May 15, 2009 (as described below), until such time as any shares of the common stock being registered hereunder are sold in one or more transactions registered under the Securities Act or pursuant to Rule 144 under the Securities Act, such shares may not be transferred unless the transferee has agreed in writing to be bound by the terms of the registration rights agreement.

Preferred Stock

As of September 1, 2009, we had no shares of preferred stock outstanding.

Under the terms of our second amended and restated certificate of incorporation, as amended, our board of directors has the authority, without further action by the stockholders and subject to the limits imposed by the Delaware General Corporation Law, or “DGCL,” to issue up to ten shares of preferred stock. The issuance of preferred stock would have the effect of restricting dividends on our common stock, diluting the voting power for our common stock and impairing the liquidation rights of our common stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

On June 2, 2004, we entered into a registration rights agreement with Steamboat Industries LLC, or “Steamboat,” our former parent company. Steamboat transferred all of its rights under the registration rights agreement to the selling stockholders together with substantially all of its Standard Parking common stock, and the selling stockholders agreed in writing to be bound by the terms of this agreement. Pursuant to the registration rights agreement, the selling stockholders exercised their demand registration rights before such rights terminated on May 27, 2009, and the registration statement of which this prospectus is a part was filed pursuant to the selling stockholders’ demand notice to register all of the 7,581,842 shares of our common stock that they hold. In addition, in most circumstances when we propose to register any of our equity securities under the Securities Act (other than pursuant to a demand registration mentioned above), the selling stockholders will have the opportunity to register their shares of our common stock on such registration statement, subject to cut-backs required by any underwriter. The registration rights terminate to the extent these shares of common stock are sold in a public offering.

Anti-Takeover Provisions

Certificate of Incorporation and By-laws Provisions

Provisions of our second amended and restated certificate of incorporation, as amended, and third amended and restated by-laws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officer and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the company to negotiate with us first. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control. The amendment of any of these anti-takeover provisions would require approval by holders of at least a majority of our outstanding common stock entitled to vote.

In particular, our certificate of incorporation and by-laws provide the following:

Special Meeting of Stockholders.  Our certificate of incorporation and by-laws provide that special meetings of our stockholders may be called only by (i) the chairperson of the board of directors, or (ii) the board of directors acting pursuant to a resolution adopted by a majority of the members of the board.

Special Meeting of the Board of Directors.  Special meetings of the board may only be called by (i) the chairperson of the board of directors, or (ii) the majority of the members of the board.

Number of Directors Fixed by Board of Directors.  The size of the board of directors may be increased or decreased only by the affirmative vote of a majority of the directors. The certificate of incorporation limits the maximum number of directors to nine.

Authorized But Unissued Shares.  The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Nominations of Directors.  Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for an election of directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to our secretary at our principal place of business no later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the preceding year’s annual meeting of stockholders. In the event we call a special meeting of stockholders for the purpose of electing one or more directors to the board, a stockholder seeking to nominate candidates for an election of directors at such special meeting must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to our secretary at our principal place of business no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting. In addition, our by-laws also specify requirements as to form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations to our board of directors at an annual or special meeting of stockholders.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

None of the selling stockholders is subject to the business combination restriction of Section 203 described above.

In connection with the possibility that the selling stockholders would come to hold a substantial amount of our common stock, we entered into a letter agreement with the selling stockholders dated February 11, 2009. Under this agreement, the selling stockholders agreed not to engage or cause any of their affiliates or associates to engage in any merger, consolidation or similar transaction involving the company or any direct or indirect majority-owned subsidiary of the company unless such transaction has been approved by our board of directors and a majority of the “Continuing Directors,” as defined therein. This agreement expires on February 11, 2010.

Concentration of Ownership

As of September 1, 2009, the selling stockholders owned or controlled 49.5% of our outstanding common stock, which could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

NASDAQ Global Select Market

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “STAN.”

PLAN OF DISTRIBUTION

The selling stockholders may elect to sell all or a portion of the shares of our common stock covered by this prospectus from time to time in any of the following ways:

•	through underwriters or dealers;

•	in privately negotiated transactions;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	directly to a limited number of purchasers or to a single purchaser; and

•	through agents.

An applicable prospectus supplement will set forth the terms of the offering of our common stock, including:

•	the name or names of any underwriters, dealers or agents and the number of shares of our common stock underwritten or purchased by each of them; and

•	the public offering price per share of our common stock and the proceeds to the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may elect to affect the distribution of the shares from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Transactions through dealers may include block trades in which dealers will attempt to sell our common stock as agent but may position and resell the block as principal to facilitate the transaction. Our common stock may be sold through dealers or agents or to dealers acting as market makers.

If underwriters are used in the sale of any shares of our common stock, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares of our common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares of our common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares of our common stock if they purchase any of the shares (other than any shares purchased upon exercise of any over-allotment option).

The selling stockholders may elect to sell our common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions paid to them. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

Any underwriters, broker-dealers and agents that participate in the distribution of our common stock may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the shares of our common stock, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in the prospectus supplement.

Our common stock may be sold on any national securities exchange on which the shares may be listed at the time of sale, in the over-the-counter market or in transactions otherwise than on such exchanges or in the over-the-counter market or in transactions that include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges.

The selling stockholders may elect to enter into derivative transactions or forward sale agreements on the shares with third parties. In such event, the selling stockholders may elect to pledge the shares underlying such transactions to the counterparties under such agreements, to secure the selling stockholders’ delivery obligations. The counterparties or third parties may borrow shares from the selling stockholders or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the selling stockholders may deliver shares to the counterparties that, in turn, the counterparties may deliver the selling stockholders or third parties, as the case may be, to close out the open borrowings of shares. The counterparty in such transactions will be an underwriter and will be identified in the prospectus supplement.

Underwriters or agents may purchase and sell shares of our common stock in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate activities that may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “STAN.”

Agents and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. The specific terms of the lock-up provisions in respect of any given offering will be described in the prospectus supplement. The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may elect to sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act or not at all.

Each of the GSO Funds is an affiliate of a broker-dealer. CML VII, LLC has entered into a voting agreement with the GSO Funds and GSO Capital Partners LP, each of which is affiliated with a registered broker-dealer. The GSO Funds and CML VII, LLC each acquired the common stock being offered by it under this prospectus in the ordinary course of business. At the time of acquisition, none of the GSO Funds or CML VII, LLC had any agreement or understanding, directly or indirectly, with any person to distribute such securities.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Reed Smith LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

DISCLOSURE OF THE SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our second amended and restated certificate of incorporation, as amended, and third amended and restated by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 13, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the SEC on May 7, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed with the SEC on August 7, 2009;

•	our Current Reports on Form 8-K filed on February 3, 2009, February 9, 2009, May 18, 2009, June 19, 2009 (as amended on June 22, 2009), July 6, 2009 and August 6, 2009; and

•	the description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A dated May 25, 2004, including any amendments or reports filed for the purpose of updating the description.

These documents may also be accessed on our website at www.standardparking.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our web site is not a part of this prospectus.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Standard Parking Corporation
Attention: Investor Relations
900 N. Michigan Avenue, Suite 1600
Chicago, Illinois 60611-1542
(312) 274-2000

PROSPECTUS

October 6, 2009